Exhibit 99.1
Delek Logistics Partners, LP Reports Second Quarter 2020 Results
•Reported second quarter net income attributable to all partners of $44.4 million; EBITDA increased 44.9% year-over-year
•Limited Partners' interest in net income increased approximately 107% y/y
•Second quarter distributable cash flow coverage ratio of 1.58x and total leverage ratio below 4.1x
•Exceeded year-end distribution coverage target of 1.4 - 1.5x in the second quarter
•Recent asset drop downs, business initiatives and asset optimization lead to improving outlook in 2H20
•Jefferson agreement supports Paline Pipeline and creates flexibility for customers
•Declared second quarter distribution of $0.90 per limited partner unit; reflects 5.9% percent increase year-over-year
•Reiterating 5% distribution growth in 2020 versus year-ago levels

BRENTWOOD, Tenn., August 4, 2020 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the second quarter 2020. For the three months ended June 30, 2020, Delek Logistics reported net income attributable to all partners of $44.4 million, or $1.18 per diluted common limited partner unit. This compares to net income attributable to all partners of $24.9 million, or $0.69 per diluted common limited partner unit, in the second quarter 2019. Net cash from operating activities was $37.5 million in the second quarter 2020 compared to $24.8 million in the second quarter 2019. Distributable cash flow was $57.0 million in the second quarter 2020, compared to $31.2 million in the second quarter 2019. Reconciliation of net cash from operating activities as reported under U.S. GAAP to distributable cash flow is included in the financial tables attached to this release.
For the second quarter 2020, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $64.8 million compared to $44.8 million in the second quarter 2019. Results improved on a year-over-year basis primarily due to the drop down of the Big Spring Gathering System and Trucking Assets, increased crude gathering, operating expense reductions and an increase in income from equity method investments. This was partially offset by a lower West Texas gross margin on a year-over-year basis. Reconciliation of net income attributable to all partners as reported under U.S. GAAP to EBITDA is included in the financial tables attached to this release.
Uzi Yemin, Chairman, President and Chief Executive Officer of Delek Logistics' general partner, remarked: "Despite continued macro volatility stemming from COVID-19, Delek Logistics delivered stellar financial performance in the second quarter, with EBITDA and Limited Partners interest in net income increasing approximately 45% and 107%, respectively, versus last year. Second quarter distribution growth was 5.9% on a year-over-year basis.
The combination of recent asset drop downs from our sponsor Delek US Holdings, Inc. (NYSE: DK) ("Delek US") along with internal business initiatives, asset optimization efforts and the Red River pipeline expansion, which is currently underway, should lead to improving performance in the second half of the year. I am pleased to announce an agreement with Jefferson Energy, that will provide Jefferson's Beaumont Terminal with direct connection to the Paline Pipeline. This agreement expands Paline's reach by giving shippers increased destination points for their crude leading to better flexibility for our customers."
Mr. Yemin continued, "Our strong outlook gives us confidence in delivering 5% distribution growth on a year-over-year basis in 2020. We have already exceeded our distribution coverage target in the second quarter, well in advanced of our guidance to achieve this by year-end and we remain confident in reducing the leverage ratio below 4.0x before the end of the year."
Distribution and Liquidity
On July 24, 2020, Delek Logistics declared a quarterly cash distribution of $0.90 per common limited partner unit for the second quarter 2020, which equates to $3.60 per common limited partner unit on an annualized basis. This distribution will be paid on August 12, 2020 to unitholders of record on August 7, 2020. This represents a 1.1% increase from the first quarter 2020 distribution of $0.89 per common limited partner unit, or $3.56 per common limited partner unit on an annualized basis, and a 5.9% increase over Delek Logistics’ second quarter 2019 distribution of $0.85 per common limited partner unit, or $3.40 per common limited partner unit annualized. For the second quarter 2020, the total cash distribution declared to all partners, including incentive distribution rights (IDRs), was approximately $36.0 million. Based on the distribution for the second quarter 2020, the distributable cash flow coverage ratio for the second quarter was 1.58x.
As of June 30, 2020, Delek Logistics had total debt of approximately $995.2 million and cash of $16.2 million. Additional borrowing capacity, subject to certain covenants, under the $850.0 million credit facility was $100.0 million. The total leverage ratio, calculated in accordance with the credit facility, for the second quarter 2020 was below 4.1x, which is within the current requirements of the maximum allowable leverage ratio of 5.5x.

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Financial Results
Revenue for the second quarter 2020 was $117.6 million compared to $155.3 million in the prior-year period. The decrease in revenue is primarily due to lower commodity prices and average throughput volumes. Total operating expenses were $12.4 million in the second quarter 2020, compared to $17.3 million in the second quarter 2019. The decrease was primarily due to cost control measures put in place at the end of the first quarter 2020. Total contribution margin was $61.3 million in the second quarter 2020 compared to $44.2 million in the second quarter 2019, mainly driven by the contribution from new assets and lower expenses. General and administrative expenses were $4.7 million for the second quarter 2020, compared to $5.3 million in the prior-year period.
Pipelines and Transportation Segment
Contribution margin in the second quarter 2020 was $42.5 million compared to $24.1 million in the second quarter 2019. The recent drop down of Big Spring Gathering System and the Trucking Assets were the primary drivers behind the year over year growth. Operating expenses were $9.7 million in the second quarter 2020 compared to $12.7 million in the prior-year period.
Wholesale Marketing and Terminalling Segment
During the second quarter 2020, contribution margin was $18.8 million, compared to $20.0 million in the second quarter 2019. This decrease was primarily due to lower terminalling throughput and gross margin in west Texas. Operating expenses of $2.7 million in the second quarter 2020 were lower than the $4.6 million in the prior-year period.
Lower demand negatively impacted volumes and margins in the west Texas wholesale business. Average throughput in the second quarter 2020 was 9,143 barrels per day compared to 11,404 barrels per day in the second quarter 2019. The west Texas gross margin per barrel decreased year-over-year to $0.64 per barrel and included approximately $0.6 million, or $0.76 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the second quarter 2019, the west Texas gross margin per barrel was $6.25 per barrel and included $0.3 million from RINs, or $0.25 per barrel.
Average terminalling throughput volume of 138,593 barrels per day during the second quarter 2020 decreased on a year-over-year basis from 156,922 barrels per day in the second quarter 2019. During the second quarter 2020, average volume under the East Texas marketing agreement with Delek US was 65,028 barrels per day compared to 71,123 barrels per day during the second quarter 2019.
Second Quarter 2020 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its second quarter 2020 results on Wednesday, August 5, 2020 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
Investors may also wish to listen to Delek US’ (NYSE: DK) second quarter 2020 earnings conference call on Wednesday, August 5, 2020 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.
About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; the impact of the COVID-19 outbreak on the demand for crude oil, refined products and transportation and storage services; uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; the ability of the Red River joint venture to complete the expansion to increase the Red River pipeline capacity; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports

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and filings with the United States Securities and Exchange Commission. Forward looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory and the evaluation of incentive distribution rights; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 5% or at all. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation
Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying condensed consolidated statements of income.
•Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.
EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash provided by operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$16,196	$5,545
Accounts receivable	15,907	13,204
Accounts receivable from related parties	8,755	—
Inventory	2,140	12,617
Other current assets	499	2,204
Total current assets	43,497	33,570
Property, plant and equipment:
Property, plant and equipment	680,969	461,325
Less: accumulated depreciation	(207,225)	(166,281)
Property, plant and equipment, net	473,744	295,044
Equity method investments	255,323	246,984
Operating lease right-of-use assets	18,884	3,745
Goodwill	12,203	12,203
Marketing Contract Intangible, net	127,393	130,999
Rights-of-way	35,698	15,597
Other non-current assets	6,995	6,305
Total assets	$973,737	$744,447

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$1,795	$12,471
Accounts payable to related parties	—	8,898
Interest payable	2,596	2,572
Excise and other taxes payable	4,330	3,941
Current portion of operating lease liabilities	5,793	1,435
Accrued expenses and other current liabilities	3,461	5,765
Total current liabilities	17,975	35,082
Non-current liabilities:
Long-term debt	995,200	833,110
Asset retirement obligations	5,802	5,588
Deferred tax liabilities	1,158	215
Operating lease liabilities, net of current portion	13,091	2,310
Other non-current liabilities	18,826	19,261
Total non-current liabilities	1,034,077	860,484
Total liabilities	1,052,052	895,566
Equity (Deficit):
Common unitholders - public; 8,687,371 units issued and outstanding at June 30, 2020 (9,131,579 at December 31, 2019)	160,870	164,436
Common unitholders - Delek Holdings; 20,745,868 units issued and outstanding at June 30, 2020 (15,294,046 at December 31, 2019)	(235,961)	(310,513)
General partner - 600,678 units issued and outstanding at June 30, 2020 (498,482 at December 31, 2019)	(3,224)	(5,042)
Total deficit	(78,315)	(151,119)
Total liabilities and deficit	$973,737	$744,447

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net revenues:
Affiliate	$87,629	$61,918	$194,328	$124,883
Third-party	30,008	93,424	86,710	182,942
Net revenues	117,637	155,342	281,038	307,825
Cost of sales:
Cost of materials and other	43,892	93,854	145,185	190,119
Operating expenses (excluding depreciation and amortization presented below)	11,623	16,521	25,577	31,828
Depreciation and amortization	8,223	6,188	14,026	12,312
Total cost of sales	63,738	116,563	184,788	234,259
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	826	806	1,616	1,557
General and administrative expenses	4,721	5,293	10,851	9,766
Depreciation and amortization	471	451	967	901
Other operating income, net	—	(27)	(107)	(25)
Total operating costs and expenses	69,756	123,086	198,115	246,458
Operating income	47,881	32,256	82,923	61,367
Interest expense, net	10,670	11,354	22,494	22,655
Income from equity method investments	(6,462)	(4,515)	(12,015)	(6,466)
Other (income) expense, net	(2)	461	(2)	461
Total non-operating expenses, net	4,206	7,300	10,477	16,650
Income before income tax expense	43,675	24,956	72,446	44,717
Income tax (benefit) expense	(740)	71	235	136
Net income attributable to partners	$44,415	$24,885	$72,211	$44,581
Comprehensive income attributable to partners	$44,415	$24,885	$72,211	$44,581

Less: General partner's interest in net income, including incentive distribution rights	9,647	8,079	18,724	15,348
Limited partners' interest in net income	$34,768	$16,806	$53,487	$29,233

Net income per limited partner unit:
Common units - basic	$1.18	$0.69	$1.98	$1.20
Common units - diluted	$1.18	$0.69	$1.98	$1.20

Weighted average limited partner units outstanding:
Common units - basic	29,427,298	24,409,359	26,953,934	24,408,270
Common units - diluted	29,430,555	24,414,343	26,956,523	24,414,077

Cash distribution per limited partner unit	$0.900	$0.850	$1.790	$1.670

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net cash provided by operating activities	$72,381	$51,823
Cash flows from investing activities
Net cash used in investing activities	(114,242)	(136,556)
Cash flows from financing activities
Net cash provided by financing activities	52,512	85,651
Net increase in cash and cash equivalents	10,651	918
Cash and cash equivalents at the beginning of the period	5,545	4,522
Cash and cash equivalents at the end of the period	$16,196	$5,440

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reconciliation of Net Income to EBITDA:
Net income	$44,415	$24,885	$72,211	$44,581
Add:
Income tax (benefit) expense	(740)	71	235	136
Depreciation and amortization	8,694	6,639	14,993	13,213
Amortization of customer contract intangible assets	1,803	1,802	3,605	3,605
Interest expense, net	10,670	11,354	22,494	22,655
EBITDA	$64,842	$44,751	$113,538	$84,190

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$37,545	$24,806	$72,381	$51,823
Changes in assets and liabilities	19,345	7,133	20,999	9,489
Non-cash lease expense	(366)	(393)	(640)	(1,409)
Distributions from equity method investments in investing activities	1,580	—	1,690	804
Maintenance and regulatory capital expenditures	(98)	(963)	(726)	(1,781)
Reimbursement from Delek Holdings for capital expenditures	16	670	55	1,384
Accretion of asset retirement obligations	(107)	(99)	(214)	(198)
Deferred income taxes	(943)	3	(943)	3
Other operating income, net	—	27	107	25
Distributable Cash Flow	$56,972	$31,184	$92,709	$60,140

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
Distributions to partners of Delek Logistics, LP	2020	2019	2020	2019
Limited partners' distribution on common units	$26,490	$20,755	$48,229	$40,769
General partner's distributions	542	423	986	831
General partner's incentive distribution rights	8,937	7,736	17,632	14,752
Total distributions to be paid (2)	$35,969	$28,914	$66,847	$56,352

Distributable cash flow	$56,972	$31,184	$92,709	$60,140
Distributable cash flow coverage ratio (1)	1.58x	1.08x	1.39x	1.07x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.
(2) The distributions for the six months ended June 30, 2020 reflect the impact of the distribution waiver that waived all of the distributions for the first quarter of 2020 on the 5.0 million Additional Units, related to the Big Spring Gathering Assets transaction, with respect to base distributions and the IDRs. In addition, the distributions for the three and six months ended June 30, 2020 reflect the waiver of distributions in respect of the IDRs associated with the Additional Units for at least two years.

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Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Pipelines and Transportation
Net revenues:
Affiliate	$61,394	$36,731	$99,897	$73,390
Third party	2,032	7,477	11,496	11,451
Total pipelines and transportation	63,426	44,208	111,393	84,841
Cost of sales:
Cost of materials and other	11,182	7,357	17,280	12,924
Operating expenses (excluding depreciation and amortization)	9,731	12,728	21,187	23,562
Segment contribution margin	$42,513	$24,123	$72,926	$48,355
Total Assets	$836,510	$525,070

Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$26,235	$25,187	$94,431	$51,493
Third party	27,976	85,947	75,214	171,491
Total wholesale marketing and terminalling	54,211	111,134	169,645	222,984
Cost of sales:
Cost of materials and other	32,710	86,497	127,905	177,195
Operating expenses (excluding depreciation and amortization)	2,718	4,599	6,006	9,823
Segment contribution margin	$18,783	$20,038	$35,734	$35,966
Total Assets	$137,227	244,240

Consolidated
Net revenues:
Affiliates	$87,629	$61,918	$194,328	$124,883
Third party	30,008	93,424	86,710	182,942
Total consolidated	117,637	155,342	281,038	307,825
Cost of sales:
Cost of materials and other	43,892	93,854	145,185	190,119
Operating expenses (excluding depreciation and amortization presented below)	12,449	17,327	27,193	33,385
Contribution margin	61,296	44,161	108,660	84,321
General and administrative expenses	4,721	5,293	10,851	9,766
Depreciation and amortization	8,694	6,639	14,993	13,213
Other operating income, net	—	(27)	(107)	(25)
Operating income	$47,881	$32,256	$82,923	$61,367
Total Assets	$973,737	$769,310
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the marketing contract intangible we acquired in connection with the Big Spring acquisition.

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
Pipelines and Transportation	2020	2019	2020	2019
Maintenance capital spending	$119	$818	$430	$1,228
Discretionary capital spending	298	—	433	14
Segment capital spending	$417	$818	863	1,242
Wholesale Marketing and Terminalling
Maintenance capital spending	$232	$302	1,362	409
Discretionary capital spending	3	222	1,456	595
Segment capital spending	$235	$524	2,818	1,004
Consolidated
Maintenance capital spending	$351	$1,120	1,792	1,637
Discretionary capital spending	301	222	1,889	609
Total capital spending	$652	$1,342	$3,681	$2,246

Delek Logistics Partners, LP
Segment Data (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Pipelines and Transportation Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	79,066	37,625	75,995	33,179
Refined products pipelines to Enterprise Systems	56,093	29,893	55,110	26,511
El Dorado Gathering System	9,447	14,315	13,449	14,798
East Texas Crude Logistics System	10,275	19,550	12,224	18,835
Big Spring Gathering Assets	105,162	—	105,162	—

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	65,028	71,123	68,839	69,857
Big Spring marketing throughputs (average bpd)	76,004	82,964	71,195	85,339
West Texas marketing throughputs (average bpd)	9,143	11,404	12,612	12,418
West Texas gross margin per barrel	$0.64	$6.25	$1.96	$4.84
Terminalling throughputs (average bpd)	138,593	156,922	136,961	154,643
(1) Excludes jet fuel and petroleum coke.

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (ir.deleklogistics.com), news webpage (www.deleklogistics.com/news) and its Twitter account (@DelekLogistics).

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